Exhibit 99.1

GSE Solutions to be Acquired by Pelican Energy Partners

COLUMBIA, MD – August 8, 2024 – GSE Solutions (“GSE Systems, Inc.” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering solutions that supports the future of clean-energy production and decarbonization initiatives of the power industry, announced today that it has entered into a definitive merger agreement to be acquired by Pelican Energy Partners (“Pelican”) in an all-cash transaction. Under the terms of the merger agreement, which was unanimously approved by the board of the directors of GSE, Pelican will acquire all the outstanding shares of GSE for an estimated total cash consideration of $4.10 per share. The consideration per share represents a premium of approximately 50% to GSE’s closing share price as of August 7, 2024.

The company plans on filing a proxy statement regarding the proposed transaction with the Securities and Exchange Commission (SEC) and the transaction is expected to close in the third or fourth quarter of 2024, subject to the approval by shareholders of GSE and the satisfaction of other customary closing conditions.

Kathryn O’Connor Gardner, Chair of the Board of GSE, stated, “We believe this outcome is in the best interest of the company’s shareholders. While the long-term prospects of the nuclear industry remain strong, the short-term business challenges to remain competitive in the current pace of growth of the power industry make this transaction the best outcome for our shareholders.”

Ravi Khanna, President and CEO of GSE, added, “While this transaction maximizes shareholder value, I will miss the passionate shareholders of GSE. As Chief Executive Officer, I’ve found that GSE has a highly skilled employee base which provides differentiated engineering and technology-first solutions to an evolving industry. We look forward to continuing to support our customers with the added resources available to us from, and in partnership with, Pelican. I believe this transaction is truly a win-win for GSE shareholders, customers and employees, as well as Pelican and the nuclear power industry as a whole.”

Sam Veselka, a Managing Director of Pelican, said, “Pelican is excited to partner with Ravi and his team to grow GSE. As a private company, the team will have the flexibility to capitalize on growth initiatives and invest in technology to create value for their customers. GSE has an excellent reputation in the market and provides a critical service that will benefit from new plant development and existing plant upgrades and extensions. As growth equity investors, Pelican is dedicated to expanding nuclear energy services to support the sector.”

Approvals and Timing

Completion of the transaction is expected in the third or fourth quarter of 2024, subject to the approval of GSE shareholders and the satisfaction of other customary closing conditions.

GSE’s Board of Directors unanimously approved the merger agreement and recommended that GSE shareholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable.

The transaction is not subject to a financing condition. Upon completion of the transaction, GSE will become a private company and shares of GSE’s common stock will no longer trade on the Nasdaq.

Baird is serving as exclusive financial advisor, Miles & Stockbridge P.C. and Potter Anderson Corroon LLP are serving as legal counsel to GSE and Ankura is delivering a fairness opinion to the Board of Directors of GSE.

Locke Lord LLP is serving as legal counsel to Pelican Energy Partners.

ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com

ABOUT Pelican Energy Partners
Founded in 2011, Pelican Energy Partners is an operationally focused Houston-based private equity firm specializing in strategic investments in small to middle-market, high-growth potential energy service and equipment companies. The firm makes investments in energy equipment and service companies in the oil and gas and nuclear sectors.

Media Contact
Sunny DeMattio
GSE Solutions
Director of Marketing & Communications
sunny.demattio@gses.com
Direct: +1 410.970.7931

Investor Contact
Adam Lowensteiner
Vice President
Lytham Partners
gvp@lythampartners.com
Direct: +1 646.829.9702

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